Exhibit 5.3

[Letterhead of Bryan Cave LLP]

June 23, 2010

Board of Directors of PAETEC Holding Corp.

Sole Member of each North Carolina Guarantor

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as special counsel to the North Carolina limited liability companies set forth on Exhibit A attached hereto (each a “North Carolina Guarantor” and collectively, the “North Carolina Guarantors”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $300,000,000 in aggregate principal amount of 8 7/8% Senior Secured Notes due 2017 of the Company (the “Exchange Notes”) in exchange for up to $300,000,000 in aggregate principal amount of 8 7/8 % Senior Secured Notes due 2017 of the Company originally issued on January 12, 2010 and outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of June 29, 2009, as supplemented or amended (the “Indenture”), by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon, as trustee.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of North Carolina, including the North Carolina Limited Liability Company Act (the “NCLLCA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.    Each North Carolina Guarantor is validly existing as a limited liability company under the NCLLA as of the date hereof.

2.    Each North Carolina Guarantor had as of the date of the Indenture and has as of the date hereof the corporate power or the limited liability company power, as applicable as of such date, to execute, deliver and perform its obligations under the Indenture.

3.    The Indenture has been duly authorized, executed and delivered by each North Carolina Guarantor under the NCLLA.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP

EXHIBIT A

North Carolina Guarantors

PAETEC iTel, L.L.C.

US LEC of Alabama LLC

US LEC of Florida LLC

US LEC of Maryland LLC

US LEC of North Carolina LLC

US LEC of Pennsylvania LLC

US LEC Communications LLC

SCHEDULE I

1.	The articles of organization (together, the “Articles”) of each North Carolina Guarantor, as certified by the Secretary of State of North Carolina on June 7, 2010.

2.	The operating agreement of each North Carolina Guarantor, as certified by the Vice President, Senior Corporate Counsel and Assistant Secretary of such North Carolina Guarantor on June 23, 2010 as being complete, accurate and in effect.

3.	A certificate of existence of each North Carolina Guarantor issued by the Secretary of State of North Carolina dated as of the date hereof.

4.	Certain resolutions of the board of directors or member, as applicable, of each North Carolina Guarantor adopted by written consent on June 17, 2009 and May 25, 2010, as certified by the Vice President, Senior Corporate Counsel and Assistant Secretary of each North Carolina Guarantor on June 23, 2010 as being complete, accurate and in effect, relating to, among other things, the authorization, execution and delivery of the Indenture.